EXHIBIT 99.2

September 28, 2012

Cazador Acquisition Corporation Ltd.

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Net Element, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Reference is made to that certain Agreement and Plan of Merger, dated as of June 12, 2012 (the “Merger Agreement”), by and between Cazador Acquisition Corporation LTD, a Cayman Islands limited corporation (“Cazador”) and the Company. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

Prior to the Closing, Cazador will have converted into a Delaware corporation.

Upon the terms and subject to the conditions of the Merger Agreement, Cazador and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Cazador (the “Merger”).

As a result of the Merger, I may receive shares of common stock, par value $0.0001 per share, of Cazador (the “Cazador Shares”). I would receive such Cazador Shares in exchange for shares owned by me of common stock, par value $0.001 per share, of the Company (the “Company Shares”).

1. I represent, warrant and covenant to Cazador that in the event I receive any Cazador Shares as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of the Cazador Shares in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Cazador Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

C. I have been advised that the issuance of the Cazador Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Cazador Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Cazador Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Cazador, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. I understand that Cazador is under no obligation to register the sale, transfer or other disposition of the Cazador Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I understand that there will be placed on the certificates for the Cazador Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 28, 2012 BETWEEN THE REGISTERED HOLDER HEREOF AND CAZADOR ACQUISITION CORPORATION LTD, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CAZADOR ACQUISITION CORPORATION LTD.”

F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Cazador reserves the right to put the following legend on the certificates issued to my transferee:

“THE RESALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2.	By Cazador’s acceptance of this letter, Cazador hereby agrees with me as follows:

A. For so long as and to the extent necessary to permit me to sell the Cazador Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Cazador shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the

Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) furnish to me upon request a written statement as to whether Cazador has complied with such reporting requirements during the 12 months preceding any proposed sale of the Cazador Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Cazador hereby represents to me that Cazador has made all filings, submissions and postings required to be filed, submitted or posted (as the case may be) under Rule 144(c)(1) during the preceding 12 months.

B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends (x) if (i) Cazador has complied with the provisions of Rule 145(d)(1), and (ii) (a) at least six months shall have elapsed from the date the undersigned acquired the Cazador Shares received in the Merger and the provisions of Rule 145(d)(2)(ii) are then available to the undersigned, (b) one year shall have elapsed from the date the undersigned acquired the Cazador Shares received in the Merger and the provisions of Rule 145(d)(2)(iii) are then applicable to the undersigned, or (c) Cazador has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Cazador, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned or (y) following a resale thereof in accordance with the applicable provisions of Rule 145.

Very truly yours,

MARK GLOBAL CORPORATION, a company organized under the laws of the British Virgin Islands

By:	/s/ Nurlan Abduov
Name: Nurlan Abduov
Title: Director

/s/ Kenges Rakishev
KENGES RAKISHEV

Agreed and accepted this 28th day

of September, 2012, by

CAZADOR ACQUISITION CORPORATION LTD.

By:	/s/ Francesco Piovanetti
Name: Francesco Piovanetti
Title: Chief Executive Officer